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                               CERTIFICATE OF AMENDMENT
                                          OF
                             CERTIFICATE OF INCORPORATION
                                          OF
                              LIFE PARTNERS GROUP, INC.

                       (Pursuant to Section 242 of the General
                      Corporation Law of the State of Delaware)

       Life Partners Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

       FIRST: The Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), is hereby amended by deleting Article SIXTH and replacing it to read in its entirety as set forth on EXHIBIT A attached hereto and incorporated herein by reference.

       SECOND:   The Board of Directors of the Corporation duly adopted
resolutions setting forth the above-referenced amendment, declaring such amendments to be advisable, and calling for the vote or consent of the stockholders of the Corporation entitled to vote or consent on such amendments for consideration thereof.

       THIRD:    That, thereafter, at the annual meeting of the stockholders of the Corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the above-referenced amendment.

       FOURTH:   The above-referenced amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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       IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Amendment to be signed by its Executive Vice President this 9th day of August, 1995.


                                        LIFE PARTNERS GROUP, INC.


                                        /s/Don Campbell
                                        ----------------------------------------
                                        Don Campbell,
                                        Executive Vice President


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                                      EXHIBIT A


               SIXTH: The number of directors constituting the Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, provided that such number shall be no fewer than six and no more than fourteen (plus such number of directors as may be elected from time to time pursuant to the terms of any series of Preferred Stock that may be issued and outstanding from time to time). The Directors of the Corporation (exclusive of directors who are elected pursuant to the terms of, and serve as representatives of the holders of, any series of Preferred Stock) shall be referred to herein as "Classified Directors" and shall be divided into three classes, with the first class referred to herein as "Class 1," the second class as "Class 2," and the third class as "Class 3." Class 1, Class 2 and Class 3 directors shall be elected in alternating years. The number of directors in each of Class 1, Class 2 and Class 3 shall be as determined by the Board of Directors in advance of each respective election of directors by holders of shares of capital stock of the Corporation; however, the Board of Directors shall not establish the number of directors in any one class so as to exceed the number of directors in any other class by more than one director. At each annual meeting of stockholders, directors elected to succeed those directors whose terms then expire or directors elected to fill new positions on the Board of Directors shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his successor shall have been duly elected and qualified.

               Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by series or by class (excluding holders of Common Stock), to elect directors, the election, term of office, filling of vacancies, and other features of such directorship shall be governed by the terms of this Certificate of Incorporation (including any amendment to this Certificate of Incorporation that designates a series of Preferred Stock), and such directors so elected by the holders of Preferred Stock shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.

               Any or all Classified Directors may be removed, with cause, upon the affirmative vote of the holders of a majority of the outstanding shares of each class of capital stock of the Corporation then entitled to vote at an election of such Classified Directors. Any or all Classified Directors may be removed, without cause, upon the affirmative vote of a majority of the outstanding shares of each class of

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capital stock of the Corporation then entitled to vote at an election of such
Classified Directors, provided that if the Corporation's board of directors does not approve such removal or if the board of directors has approved such removal and the Voting Agreement (as hereinafter defined) is no longer in effect, the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of each class of capital stock of the Corporation then entitled to vote at an election of Classified Directors shall be required in order to remove any or all Classified Directors without cause. As used herein, the term Voting Agreement shall mean the Voting Agreement dated as of April 23, 1992 by and among the Corporation, Hicks, Muse & Co. (TX) Incorporated, and each of the persons and entities listed on the signature pages thereto.


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